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                                                                   Exhibit 99.1


                  WIND RIVER SYSTEMS, INC. NAMES TOM ST. DENNIS
                         AS NEW CHIEF EXECUTIVE OFFICER

        FORMER GROUP VICE PRESIDENT OF APPLIED MATERIALS, INC. WILL BRING
           WIND RIVER PROVEN LEADERSHIP ABILITY AND GLOBAL RECOGNITION

ALAMEDA, Calif. September 7, 1999 - Wind River Systems, Inc. (Nasdaq:WIND), the leader in embedded development software and services for the post-PC era, today announced the hiring of Tom St. Dennis as its new Chief Executive Officer, effective September 20, 1999. The appointment takes place as the company focuses on new opportunities in high-growth Internet-related markets and professional services consulting.

The hiring of Mr. St. Dennis completes a search begun in late April 1999* when former company CEO Ron Abelmann announced his resignation. Mr. St. Dennis, currently a business unit president and group vice president with Applied Materials, Inc., has nearly 20 years of experience in the high-technology industry; in his latest position he was responsible for growing his business group to $1.5 billion in annual revenues.

"Wind River Systems is very excited to be joining forces with someone of Tom's proven leadership ability and outstanding global reputation," said Wind River co-founder and interim CEO Jerry Fiddler. "As we move forward with our strategic expansion, Tom's expertise in business strategy, marketing, customer relationship building and organizational leadership will help us achieve our overall business goals," he said.

"The last several months have been invigorating and I believe Wind River is on the right track to lead the next era of computing," continued Fiddler. "I am energized and will continue to remain involved in the daily activities and company positioning."

"Wind River Systems is an exceptional company with outstanding opportunities for growth," said St. Dennis. "I've been watching the company with interest for the last several months and am excited to join such a dynamic and market-leading organization. Wind River has the right strategy for driving the post-PC era and I intend to put my full energies into executing on this vision."

Tom St. Dennis has a diverse background in sales, marketing, and technology development. At Applied Materials he rose from a regional division manager to become group vice president and president of the Planarization and Dielectric Deposition Product Business Group, where he was responsible for the management of three division P&Ls and over 1,600 employees in both the United States and Japan.

"Wind River is in an important space in the embedded systems industry, which is growing in both size and importance. Technology in this market will be used as underpinnings for Internet

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appliances and as companies in the embedded systems space grow, so will their need for seasoned management," said Jim Forbes, executive editor, DEMO
Letter. "Internet appliances are already in use. The challenge posed to many companies is that they will need to develop effective management teams in order to remain competitive in this market. Wind River has done this."

WIND RIVER SYSTEMS, INC.
Wind River Systems, Inc. is the worldwide leader in embedded software. Wind River provides software development tools, real-time operating systems, and advanced connectivity for use in products throughout the Internet, telecommunications and data communications, digital imaging, networking, medical, computer peripherals, automotive, and aerospace/defense markets. Wind River is how smart things think. Founded in 1983, Wind River is in Alameda, California, with operations in fifteen countries worldwide.

This news release contains forward-looking statements which include statements regarding the market potential of our business. Actual results or outcomes could differ materially from those contemplated by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the market price of the company's common stock and other factors described in the company's most recent Form 10-K and other periodic filing with the Securities and Exchange Commission. Wind River undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
                 Pamela Sufi
                 Wind River Systems
                 510-749-2340
                 pamela.sufi@wrs.com